EXHIBIT 99.1

[LOGO]

FOR IMMEDIATE RELEASE

   ALLIED RISER COMMUNICATIONS ("ARC") ANNOUNCES NEW CHIEF FINANCIAL OFFICER

(DALLAS, TX. April 3, 2001) - Allied Riser Communications Corp (NASDAQ: ARCC), the pioneer and market leader in providing innovative, in-building, high-speed, broadband data services and applications to small- and medium-sized businesses
(SMBs), today announced that Todd Doshier has decided to leave the company to pursue other interests and that Quen Bredeweg has been named its new chief financial officer.

"We are tremendously excited that Quen has joined ARC," said Jerry Dinsmore, ARC's president and chief executive officer. "My work with Quen in the past gives me confidence that his extensive telecom operational experience will help ARC continue to mature from an emerging high-speed connectivity provider to a full service broadband data solutions provider."

Prior to joining ARC, Bredeweg spent more than 20 years at GTE where he served in a variety of executive and management positions in the areas of finance, regulatory affairs and marketing.

"ARC has established as truly unique position with potential customers that is unrivaled by both the incumbent and competitive local exchange carriers, with its unique value proposition, rapid provisioning ability, and scalable network design," said Bredeweg. "I look forward to the opportunity to assist ARC in achieving its goals."

"As a founder of ARC, Todd was integral to growing ARC from a concept to a publicly traded company. On behalf of the Company, I would like to thank Todd for his contributions to ARC's success," Dinsmore concluded.

ABOUT ALLIED RISER COMMUNICATIONS

ARC is the pioneer in delivering reliable and innovative, 'first-mile' broadband services and applications that enable small- and medium-sized business owners to concentrate on running their companies, while leveraging ARC's expertise to meet their communications needs. ARC designs, constructs, deploy, and manages high-speed, broadband networks inside commercial office buildings located in major North American markets. Dallas-based ARC combines a balance of real estate and technology expertise with an understanding of customers' specific business communication needs to provide bundled data communications solutions. For more information, please visit http://www.arcbroadband.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
Some of the statements contained in this release that are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding overall market demand for market acceptance of the Company's services, the intention to deploy data networks or services in additional buildings or markets and the timing and breadth of penetration in each building or market. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties,including, without limitation, the intense competition for the Company's serviceofferings, dependence on growth in demand for the Company's services, ability to manage growth of our operations, the ability to raise additional capital and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

ARC Contact:
Joey D. Mooring
Sr. Mgr. Corp. Comm. & Investor Relations
ARC
214/560-2357
email: jmooring@arcmail.com

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